Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Fast Radius, Inc. on Form S-8 of our report dated April 15, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of Fast Radius, Inc. (f/k/a ECP Environmental Growth Opportunities Corp.) as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from October 29, 2020 (inception) through December 31, 2020 appearing in the Annual Report on Form 10-K of Fast Radius, Inc. for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP

Philadelphia, PA

April 15, 2022